Exhibit 2

BD Media Investors LP
300 Crescent Court
Suite 1111
Dallas, Texas 75201

VIA HAND DELIVERY AND FEDERAL EXPRESS

March 17, 2010

Corporate Secretary
Alloy, Inc.
151 West 26th Street
11th Floor
New York, NY 10001

Notice to the Secretary

Ladies and Gentlemen:

BD Media Investors LP, a Texas limited partnership (the “Record Holder”), hereby notifies you, pursuant to Section 7 of Article I of the Amended and Restated Bylaws (the “Bylaws”) of Alloy, Inc., a Delaware corporation (the “Company”), that it intends to nominate three (3) persons for election to the Board of Directors of the Company (the “Board”) at the 2010 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the exhibits and annexes attached hereto, is referred to herein as this “Notice.”  The persons the Record Holder intends to nominate for election to the Board at the Annual Meeting are Matthew A. Drapkin, Brian Edwards and Susan Rerat (each a “Nominee” and collectively, the “Nominees”). The Record Holder believes that the Board has fixed the number of directors at eight (8), with three (3) directors constituting a class with a term ending at the Annual Meeting.  To the extent that the Company might purport to increase the size of the Board and/or the number of directors belonging to the class with a term ending at the Annual Meeting beyond three (3) directors, the Record Holder reserves the right to nominate additional nominees for election to the Board at the Annual Meeting. Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to increase the size of the Board and/or the number of directors belonging to the class with a term ending at the Annual Meeting was valid under the circumstances.

Pursuant to Section 7 of Article I of the Bylaws, the undersigned hereby sets forth the following:

1.
Information regarding each Nominee required to be disclosed pursuant to Section 7 of Article I of the Bylaws is set forth in Exhibit A and Exhibit B hereto.  Annex A hereto sets forth each Nominee’s written consent to his/her nomination, to be named in any proxy statement as a nominee and to serve as a director of the Company, if elected.

2.	The name and address of the Record Holder, as we believe it appears on the Company’s books is: BD Media Investors LP, 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

3.
As of the date hereof, the Record Holder is the beneficial owner of 669,937 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), 100 shares of which are held of record.  The Record Holder and certain other parties (the “Beneficial Owners”) may be deemed to be a member of a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as more fully described in the Schedule 13D relating to the Company filed by the Record Holder and the Beneficial Owners with the Securities and Exchange Commission (the “SEC”) on December 18, 2009, as amended (the “Filing”).1

4.
The Record Holder and/or the Beneficial Owners intend to deliver a proxy statement and form of proxy to holders of at least a percentage of the Company’s Common Stock reasonably believed by the Record Holder and/or the Beneficial Owners to be sufficient to elect the Nominees.

In addition to the foregoing, the undersigned sets forth the following, without conceding that any such information is required to be disclosed to properly nominate the Nominees:

1.
The Record Holder believes that each Nominee meets the criteria the Corporate Governance and Nominating Committee uses in selecting nominees as set forth in the Corporate Governance and Nominating Committee Charter, adopted April 7, 2009, including that each Nominee has the highest personal and professional standards of integrity and ethical values and the ability to exercise sound, independent judgment.

2.
The Record Holder expects that, if elected, each Nominee is prepared to fairly and equally serve the interest of all of the stockholders of the Company and to make himself or herself available to the Board in the fulfillment of his or her duties as a director.

Furthermore, pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), the Record Holder demands that it be given the opportunity to inspect, during the Company’s usual business hours, the following records and documents of the Company and to make copies or extracts therefrom (the “Demand”):

1.
A complete record or list of the Company’s stockholders certified by its transfer agent, which record or list sets forth the name and address of each stockholder of the Company and the number of shares of Common Stock registered in the name of each stockholder of the Company as of the most recent practicable date;

1 The Filing, all attachments and any amendments thereto and all future amendments thereto, are hereby incorporated into and made a part of this Notice (but only to the extent that the information disclosed therein constitutes information regarding the Record Holder or Beneficial Owners that is required to be set forth in this Notice).  Accordingly, all such matters disclosed in any part of the Filing, including all attachments thereto, should be deemed disclosed for all purposes of this Notice.  The Filing, a copy of which was previously delivered to the Company pursuant to Rule 13d-7 under the Exchange Act, is available at no charge at the SEC’s website at http://www.sec.gov.

2.
A complete list on magnetic computer tape, cartridge file, floppy disk, compact disc, USB flash drive, electronically transmitted file, or similar electronic medium (any such electronic storage medium, an “Electronic Medium”) of the holders of the Common Stock as of the most recent practicable date, showing the name, address and number of shares registered in the name of each such holder; such computer processing data as is necessary to make use of such list on an Electronic Medium; and a hard copy printout of the full contents of such list on an Electronic Medium for verification purposes;

3.
All information in or which comes into the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names, addresses and number of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists obtained pursuant to the requirements of Rule 14b-2 promulgated under the Exchange Act;

4.
All information in or that comes into the Company’s possession, or that can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees;

5.
A list or lists containing the name, address, and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan, including the method by which the Record Holder or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan and a detailed explanation of the treatment not only of shares for which such trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;

6.	As promptly as practicable, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect;

7.
All lists and other data, including data in any Electronic Medium, in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the “non-objecting beneficial owners” or “NOBO” list);

8.	A “stop transfer” list or stop list relating to the shares of Common Stock;

9.	Any and all information that the Record Holder would be entitled to receive under Rule 12a-7 of the Exchange Act; and

10.
All additions, changes and corrections to any of the information requested pursuant to items 1 through 9 from the date hereof until the Record Holder requests termination of the transmission of such materials.

The purpose of this Demand is to permit the Record Holder to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including the composition of the Board and solicitation of proxies for the Annual Meeting.

The Record Holder agrees to bear the reasonable costs incurred by the Company in connection with the production of the requested materials. The Record Holder hereby designates Boies, Schiller & Flexner LLP and its partners, employees and other persons designated by it in writing, acting together, singly or in any combination, to conduct the requested examination and copying of materials.

Please advise Richard J. Birns of Boies, Schiller & Flexner LLP (Tel: 212-754-4207) as to the time and place that the requested information will be made available in accordance with this Demand. As you are no doubt aware, the DGCL requires your response to our requests in items 1 through 10 within five business days of the date of delivery of this letter.

A power of attorney and affidavit relating to this letter have been attached to this letter as Annex B and Annex C, respectively.

We trust that this Notice and Demand comply in all respects with the Bylaws and applicable law. If the Company believes this Notice or Demand is incomplete or otherwise deficient in any respect, please contact us immediately so that any alleged deficiencies may be promptly addressed.

The Bylaws clearly state that a stockholder notice pertaining to an annual meeting shall be delivered “not later than the close of business on the forty-fifth (45th) day nor earlier than the close of business on the seventy-fifth (75th) day prior to the first anniversary of the preceding year’s mailing date for stockholder proxy materials ....”  According to the Company’s Proxy Statement for its 2009 Annual Meeting (the “2009 Proxy Statement”), the proxy materials for the 2009 Annual Meeting were mailed on May 28, 2009.  Accordingly, notice in respect of the Company’s 2010 Annual Meeting is proper if given on or before April 13, 2010 and on or after March 14, 2010.  The 2009 Proxy Statement refers, erroneously, to a different requirement than set forth in the Bylaws.  The undersigned reserves its rights to deliver any further or amended notice or withdraw this Notice on or before April 13, 2010 in accordance with the Bylaws.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies the Record Holder may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by the Record Holder.

[Signature page follows.]

Sincerely,

BD MEDIA INVESTORS LP

By:	SRB Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

Annex A

Consent of the Nominee

I, Matthew A. Drapkin, hereby consent to my nomination as a director of Alloy, Inc. (including being named in any proxy statement as a nominee) and agree to serve as a director of Alloy, Inc. if elected.

/s/Matthew A. Drapkin______________
Name:  Matthew A. Drapkin

Consent of the Nominee

I, Brian Edwards, hereby consent to my nomination as a director of Alloy, Inc. (including being named in any proxy statement as a nominee) and agree to serve as a director of Alloy, Inc. if elected.

/s/Brian Edwards__________________
Name:  Brian Edwards

Consent of the Nominee

I, Susan Rerat, hereby consent to my nomination as a director of Alloy, Inc. (including being named in any proxy statement as a nominee) and agree to serve as a director of Alloy, Inc. if elected.

/s/ Susan Rerat
Name:  Susan Rerat

Annex B

POWER OF ATTORNEY

LET IT BE KNOWN, that BD Media Investors LP hereby constitutes and appoints Boies, Schiller & Flexner LLP, its partners, employees, agents and other persons designated by Boies, Schiller & Flexner LLP, acting singly, together or in any combination, its true and lawful attorneys-in-fact and agents for it in its name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on its behalf, as a stockholder of Alloy, Inc., to seek the production, and to engage in the inspection and copying, of records and documents of every kind and description.

BD Media Investors LP reserves all rights on its part which said attorneys hereby are authorized to do or perform.  This Power of Attorney may be terminated by BD Media Investors LP or said attorneys by written notice to the other.

BD MEDIA INVESTORS LP

By:	SRB Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

Annex C

AFFADAVIT

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

Matthew A. Drapkin, having been duly sworn, deposes and says that he or she has executed this stockholder demand on behalf of BD MEDIA INVESTORS LP to which this Affidavit is attached and affirms under penalty of perjury under the laws of the State of New York that the facts and statements contained in such demand are true and correct in all material respects to his knowledge, belief and information.

/s/Matthew A. Drapkin______________
Name:  Matthew A. Drapkin

SWORN TO AND SUBSCRIBED BEFORE ME THIS ______ DAY OF ___________________, _____

__________________________________
Notary Public

Exhibit A

Except as set forth in this Notice, to the knowledge of the Record Holder as of the date hereof:

1.
The Nominees are (i) Matthew A. Drapkin, age 37, (ii) Brian Edwards, age 46, and (iii) Susan Rerat, age 52.  Other than Mr. Drapkin, who, as disclosed in the Filing, is the Co-Managing Member of BC Advisors LLC, which is the general partner of SRB Management, L.P., which is the investment manager for and general partner of the Record Holder, no Nominee has any arrangement or understanding between him or her and any other person pursuant to which he or she was or is to be selected as a Nominee.

2.	There exist no family relationships between any Nominee and any director or executive officer of the Company.

3.
Each Nominee’s background is set forth on Exhibit B.  During the past five years, none of the Nominees have held any occupation or employment with the Company or any corporation or organization that is or was a parent, subsidiary or other affiliate of the Company.  Each Nominee has the experience, qualifications, attributes and skills to serve as a successful director of the Company.  Mr. Drapkin has specialized in the media sector and has a strong background in financial analysis, including membership on the board and audit committee of a publicly traded company (Plato Learning, Inc. since 2009).  Mr. Edwards has experience in film and television production in both business and legal capacities at two leading companies in those businesses.  Ms. Rerat has had extensive experience in media publication, both print and online, and specifically, experience reaching female demographics.

4.
During the last ten years, none of the Nominees were involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such Nominee to become a director of the Company.

5.
There is no transaction, or series of similar transactions, since January 31, 2009, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee or of any associate of any Nominee, had, or will have, a direct or indirect material interest.

6.
As fully disclosed in the Filing, Mr. Drapkin may be deemed to be a member of a “group” which owns more than 10% of the Company’s outstanding Common Stock.  Based on a review of all Forms 3 and 4 filed by Mr. Drapkin with the SEC since January 31, 2009, Mr. Drapkin has not filed any Form 3 or 4 after the date on which it was due to be filed or engaged in any transaction in the Company’s securities for which he failed to file a required form.  Mr. Drapkin represents that he has not been required to file a Form 5.  Other than Mr. Drapkin (as described in the Filing), no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within

7.	the past two years, and no associate of any Nominee (other than the associates of Mr. Drapkin as described in the Filing) beneficially owns, directly or indirectly, any securities of the Company.

8.	Based on the experience described above, including experience serving on the audit committee of Plato Learning, Inc., Mr. Drapkin qualifies as an audit committee financial expert.

9.
None of the Nominees are officers or employees of the Company or has a relationship which, in the opinion of the Record Holders, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of them is an “independent director” as the term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC.

10.	No Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

11.
Other than as described in the Filing with respect to Mr. Drapkin, no Nominee is or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

12.
No Nominee or associate of any Nominee has any arrangement or understanding with any person (a) with respect to any future employment with the Company or its affiliates or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

13.
No Nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except his or her interest in being nominated for election as a director, or in the case of Mr. Drapkin, his beneficial ownership of the Company’s Common Stock as reported in the Filing, and as otherwise described herein.

14.
There are no material proceedings in which the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which such Nominee or any such associate has a material interest adverse to the Company or any of its subsidiaries.

Exhibit B

Matthew A. Drapkin

Matthew A. Drapkin, age 37, has been a partner at Greenway Capital, a private investment firm, since December 2009.  He has also been a member of the board of directors of Plato Learning, Inc., a publicly-traded corporation, since March 2009 and is a member of its audit committee.  Previously, Mr. Drapkin served as head of research, special situations, and private equity at ENSO Capital, a New York based hedge fund, from March 2008 to October 2009.  From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private equity firm, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities.  Prior to MacAndrews, Mr. Drapkin served as general manager of two of Conde Nast’s (the magazine publisher) wholly-owned Internet sites and as an investment banker at Goldman, Sachs & Co.  He has a Masters of Business Administration, Finance from Columbia University School of Business, a Juris Doctor from Columbia University School of Law and a Bachelor of Arts degree in American History from Princeton University.

Brian Edwards

Brian Edwards, age 46, has served as general counsel for DreamWorks LLC, a film and television production and distribution company, from 2004 to 2005, and as general counsel and chief operating officer from 2006 to 2007.   In 2007, he founded and was chief operating officer for Overnight LLC, an independent motion picture production company.  Since 2009, he has served as the general counsel and chief operating officer of Mark Burnett Productions, a television and other media production and distribution company.  In addition to his work for Mark Burnett Productions, Mr. Edwards provides consultancy services and legal advice to other prominent media companies and media executives.  His clients have included DreamWorks Animation SKG Inc., Marvel Studios and Michael King.  Mr. Edwards holds a Juris Doctor (with honors) and a Bachelor of Arts degree in Journalism, both from the University of Texas.

Susan Rerat

Susan Rerat, age 52, has served in a variety of capacities at Conde Nast, the magazine publisher.  From 2005-2008, she served as vice president and managing director for Conde Nast Bridal Media, with both strategic and operational responsibility for both the online presence and the firm’s 20 bridal print properties.  From 2001 to 2005, she served as a vice president and managing director for Conde Nast’s online division, managing the business and editorial operations of Epicurious.com and Concierge.com.  She also has experience in business-to-business publications and integrating content delivery across multiple media, including not only print and online, but wireless and television as well.  Ms. Rerat holds a Bachelor of Arts degree in English from the University of Pennsylvania.